                                               FIRM FOUNDATION

MEMBER CPA

XERTIF!E.:D PUBLIC ACCOUNTANTS

January 6, 2017

CONSENT OF INDEPENDENT PUBLIC ACCOUTING FIRM

Board of Directors

Nano Stone Inc.

We hereby consent to the inclusion in the Offering Circular field under Regulation A on form 1- A of our report dated October 28, 2016, with respect to the balance sheets of Nano Stone Inc., as of August 31, 2016 and the relatjd statements of operations, stockholder's deficit and cash flows for the period from May 4, 2016 (inception) to August 31, 2016.

Ram Associates

Hamilton, New Jersey

3240 EAST STATE SH\EET EXT "'"HAMILTON, NJ 08619"' (609) 631-9552/631-9553 <-FAX (888) 319-8898

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